SUBSIDIARIES OF T. ROWE PRICE GROUP, INC.                        EXHIBIT 21
DECEMBER 31, 2021

Subsidiary companies (1)	Place of incorporation
T. Rowe Price Advisory Services, Inc.	Maryland
T. Rowe Price Associates, Inc.	Maryland
TRP Suburban, Inc.	Maryland
TRP Suburban Second, Inc.	Maryland
TRP Colorado Springs, LLC	Maryland
TRP Office Florida, LLC	Maryland
T. Rowe Price Trust Company	Maryland
T. Rowe Price Investment Services, Inc.	Maryland
T. Rowe Price Services, Inc.	Maryland
T. Rowe Price Retirement Plan Services, Inc.	Maryland
T. Rowe Price (Canada), Inc.	Maryland
T. Rowe Price Investment Management, Inc.	Maryland
TRPH Corporation	Maryland
T. Rowe Price Exchange-Traded Funds, Inc.	Maryland
T. Rowe Price Global Funds, Inc.	Maryland
T. Rowe Price International Funds, Inc.	Maryland
T. Rowe Price Multi-Sector Account Portfolios, Inc.	Maryland
T. Rowe Price Retirement Funds, Inc.	Maryland
T. Rowe Price Funds SICAV	Luxembourg
T. Rowe Price International Ltd	United Kingdom
T. Rowe Price UK Ltd.	United Kingdom
T. Rowe Price Hong Kong Limited	Hong Kong
T. Rowe Price Singapore Private Ltd.	Singapore
T. Rowe Price (Switzerland) GmbH	Switzerland
T. Rowe Price (Luxembourg) Management Sarl	Luxembourg
T. Rowe Price Japan, Inc.	Japan
T. Rowe Price Australia, Ltd.	Australia
T. Rowe Price Investment Consulting (Shanghai) Co., Ltd.	China
Oak Hill Advisors, L.P.	Delaware
Oak Hill Advisors (Australia) Pty Ltd	Australia
Oak Hill Advisors (Hong Kong) Limited	Hong Kong
Oak Hill Advisors Sarl Luxembourg	Luxembourg
Oak Hill Advisors (U.K. Services), Limited	United Kingdom
Oak Hill Advisors (Europe), LLP	United Kingdom
OHA (UK), LLP	United Kingdom

(1)Other subsidiaries have been omitted because, when considered in the aggregate, they do not constitute a significant subsidiary.